Contact:
Keting Lin, IR Associate
Alliance Fiber Optic Products, Inc.	November 20, 2015
408-736-6900 x188
Email: klin@afop.com

For Release on November 20, 2015 at Market Opening

ALLIANCE FIBER OPTIC PRODUCTS, INC. ANNOUNCES
INCREASE TO THE SIZE OF STOCK REPURCHASE PROGRAM

Sunnyvale, CA – November 20, 2015 – Alliance Fiber Optic Products, Inc. (Nasdaq GM: AFOP) today announced that its board of directors has approved an increase to the size of the current stock repurchase program, which was announced previously on August 24, 2015 with the amount of twenty five million dollars. The revised stock repurchase program will continue purchasing up to thirty five million dollars of its outstanding shares of Common Stock. The duration of the repurchase program is open-ended.

Under the program, AFOP could purchase shares of Common Stock from time to time through open market and privately negotiated transactions at prices depending on prevailing market conditions and other factors. The program does not obligate AFOP to repurchase any particular amount of common stock during any period and the program may be modified or suspended at any time at the Company's discretion. The repurchase will be funded by cash on hand.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.